The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asset to which the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the Underlying Ass et of 500% and a minimum exposure to the Underlying Asset of 0%. Since February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset has bee n a n unfunded position in the Invesco QQQ Trust SM , Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. Pr ior to the Amendment Effective Date, the Underlying Asset was an unfunded rolling position in E - Mini Nasdaq - 100 futures. The Index is subject to a 6.0% per annum daily deduction, and the performance of the Underlying Asset is subject to a notional financing cost deducted daily. Th e i nvestment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq - 100 Index ® . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily, and the performance of the QQQ Fund is subject to a notional financing cost that accrues daily . Pricing Date: June 6, 2025 Final Review Date: June 7, 2032 Maturity Date: June 10, 2032 Interest Review Dates: Monthly Autocall Review Dates: Daily (after an initial two - year non - call period) Contingent Interest Rate: At least 17.25%* per annum, payable monthly at a rate of at least 1.4375%*, if applicable, subject to proration as described below, if applicable Day Count Fraction: The actual number of calendar days from but excluding the first calendar day of the Interest Period to and including the Autocall Review Date on which an automatic call is triggered divided by the total number of days in the Interest Period Interest Period: The period beginning on but excluding the Interest Review Date immediately preceding the Autocall Review Date on which an automatic call is triggered and ending on and including the next succeeding Interest Review Date Interest Barrier: An amount that represents 70.00% of the Initial Value Trigger Value: An amount that represents 60.00% of the Initial Value CUSIP: 48136EAM7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48136EAM7/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Autocall Review Date is greater than or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Autocall Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. If an automatic call is triggered on an Autocall Review Date that is not an Interest Review Date, the Contingent Interest Payment payable on the applicable Call Settlement Date will reflect proration based on the Day Count Fraction. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will r ece ive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date. If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 4 0.0 0% of your principal amount at maturity and could lose all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 7yNC2y Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index North America Structured Investments Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated May 21, 2025 Rule 424(b)(3) Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 4 - I dated April 13, 2023, the underlying supplement no. 5 - III dated March 5, 2025 and the prospectus addendum dated June 3, 2024 Payment at Maturity (assuming 17.25% per annum Contingent Interest Rate) Index Return $1,014.375 60.00% $1,014.375 40.00% $1,014.375 20.00% $1,014.375 5.00% $1,014.375 0.00% $1,014.375 - 10.00% $1,014.375 - 20.00% $1,014.375 - 30.00% $1,000.000 - 30.01% $1,000.000 - 40.00% $599.900 - 40.01% $500.000 - 50.00% $400.000 - 60.00% $200.000 - 80.00% $0.000 - 100.00% Hypothetical Payment at Maturity This table does not demonstrate how your interest payments can vary over the term of your notes. * If the notes have not been previously automatically called and (a) on any Interest Review Date (including any Autocall Review Date that is an Interest Review Date), the closing level of the Index is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $14.375 (equivalent to a Contingent Interest Rate of at least 17.25% per annum, payable at a rate of at least 1.4375% per month) or (b) on any Autocall Review Date that is not an Interest Review Date, the closing level of the Index is greater than or equal to the Initial Value, you will receive on the applicable Call Settlement Date for each $1,000 principal amount note a Contingent Interest Payment calculated as follows: $1,000 î Contingent Interest Rate î 1/12 î Day Count Fraction The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Contingent Interest Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • The level of the Index will include a 6.0% per annum daily deduction. • The level of the Index will include the deduction of a notional financing cost. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • The benefit provided by the Trigger Value may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • If an automatic call is triggered on an Autocall Review Date that is not an Interest Review Date, the Contingent Interest Payment payable on the applicable Call Settlement Date will reflect proration. • No dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube (the “Index Sponsor”) in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Risks Relating to the Index • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • An investment in the notes will be subject to risks associated with non - U.S. securities. • The QQQ Fund is subject to management risk. • The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per share. • Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not indications of its future performance. • The Index was established on June 22, 2021 and may perform in unanticipated ways . Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 7yNC2y Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.